Exhibit 99.1

News Release	2008 - 22

Intelsat Announces Resignation of Chairman Joseph Wright

Current Vice Chairman and Director Raymond Svider to Assume Chairman’s Role

Pembroke, Bermuda, 10 April 2008—Intelsat, Ltd., the world’s leading provider of fixed satellite services, today announced that Raymond Svider, a Managing Partner of BC Partners, Intelsat’s majority shareholder, was elected to the position of Chairman at a recent meeting of the Intelsat Board of Directors. Mr. Svider will replace Mr. Joseph Wright, who recently notified the company of his resignation as Chairman of the Board and Director of Intelsat, Ltd., effective May 1, 2008.

David McGlade, Intelsat’s Chief Executive Officer stated, “Joe Wright has been a key figure in the success of the fixed satellite services industry. From his days on the PanAmSat board, through his distinguished service as PanAmSat’s CEO, to the last two years as Intelsat’s Chairman, he has been a major force in the positive changes that have shaped our sector. Joe’s valuable insights as we combined Intelsat and PanAmSat, particularly with respect to our government business, allowed Intelsat to quickly obtain the benefits of our ‘one company’ operating structure. We wish him every success in his future endeavors.”

Mr. Svider is expected to assume the Chairman role upon Mr. Wright’s vacating the post on May 1, 2008.

About Intelsat

Intelsat is the leading provider of fixed satellite services (FSS) worldwide, delivering advanced transmission access for information and entertainment to many of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat also offers seamless service for voice, data and video transmission unmatched in the industry. With the globalization of content, broadband, telecom, HD and IPTV fueling next-generation growth, the ever expanding universe of satellite services are the cornerstones of today’s Intelsat. Real-time, advanced communications with people anywhere in the world is closer, by far.

Contact

Dianne VanBeber

Intelsat, Ltd.

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2007 and Intelsat’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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